                                  EXHIBIT 1.2

     ENGAGEMENT LETTER BETWEEN FIRST FEDERAL BANK, A FEDERAL SAVINGS BANK
                          AND CHARLES WEBB & COMPANY
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                 [LOGO OF CHARLES WEBB & COMPANY APPEARS HERE]

April 27, 1998


Mr. James G. Pendleton
Chairman of the Board
First Federal Bank, F.S.B.
220 Federal Dr. NW
Corydon, IN 47112

Dear Mr. Pendleton:

This proposal is in connection with First Federal Bank, a F.S.B., (the "Bank") intention to have its parent mutual holding company convert from a mutual to a capital stock form of organization (the "Conversion"). In order to effect the Conversion, it is contemplated that all of the Bank's common stock to be outstanding pursuant to the Conversion will be issued to a holding company (the "Company") to be formed by the Bank, and that the Company will offer and sell shares of its common stock first to eligible persons (pursuant to the Bank's Plan of Conversion) in a Subscription and Community Offering.

Charles Webb & Company ("Webb"), a Division of Keefe, Bruyette & Woods, Inc. ("KBW") will act as the Bank's and the Company's exclusive financial advisor and marketing agent in connection with the Conversion. This letter sets forth selected terms and conditions of our engagement.

1.   Advisory/Conversion Services. As the Bank's and Company's financial advisor
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and marketing agent, Webb will provide the Bank and the Company with a comprehensive program of conversion services designed to promote an orderly, efficient, cost-effective and long-term stock distribution. Webb will provide financial and logistical advice to the Bank and the Company concerning the offering and related issues. Webb will assist in providing conversion enhancement services intended to meet the directors' objectives in the Subscription Offering and to residents of the Bank's market area, if necessary, in the Community Offering.

Webb shall provide financial advisory services to the Bank which are typical in connection with an equity offering and include, but are not limited to, overall financial analysis of the client with a focus on identifying factors which impact the valuation of the common stock and provide the appropriate recommendations for the betterment of the equity valuation.

Mr. James G. Pendleton
April 27, 1998
Page 2 of 6

Additionally, post conversion financial advisory services will include advice on shareholder relations, NASDAQ listing, dividend policy (for both regular and special dividends), stock repurchase strategy and communication with market makers. Prior to the closing of the offering, Webb shall furnish to client a Post-Conversion reference manual, which will include specifics relative to these items. (The nature of the services to be provided by Webb as the Bank's and the Company's financial advisor and marketing agent are further described in Exhibit A attached hereto.)

2.   Preparation of Offering Documents.  The Bank, the Company and their counsel
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will draft the Registration Statement, Application for Conversion, Prospectus
and other documents to be used in connection with the Conversion. Webb will attend meetings to review these documents and advise you on their form and content. Webb and its counsel will draft appropriate agency agreement and related documents as well as marketing materials other than the Prospectus.

3.   Due Diligence Review.  Prior to filing the Registration Statement,
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Application for Conversion or any offering or other documents naming Webb as the
Bank's and the Company's financial advisor and marketing agent, Webb and their representatives will undertake substantial investigations to learn about the Bank's business and operations ("due diligence review") in order to confirm information provided to us and to evaluate information to be contained in the Bank's and/or the Company's offering documents. The Bank agrees that it will make available to Webb all relevant information, whether or not publicly available, which Webb reasonably requests, and will permit Webb to discuss with management the operations and prospects of the Bank. Webb will treat all material non-public information as confidential. The Bank acknowledges that Webb will rely upon the accuracy and completeness of all information received from the Bank, its officers, directors, employees, agents and representatives, accountants and counsel including this letter to serve as the Bank's and the Company's financial advisor and marketing agent.

4.   Regulatory Filings.  The Bank and/or the Company will cause appropriate
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offering documents to be filed with all regulatory agencies including, the
Securities and Exchange Commission ("SEC""), the National Association of Securities Dealers ("NASD"), Office of Thrift Supervision ("OTS") and such state securities commissioners as may be determined by the Bank.

5.   Agency Agreement. The specific terms of the conversion services, conversion
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offering enhancement and syndicated offering services contemplated in this letter shall be set forth in an Agency Agreement between Webb and the Bank and the Company to be executed prior to commencement of the offering, and dated the date that the Company's Prospectus is declared effective and/or authorized to be disseminated by the appropriate regulatory agencies, the SEC,

Mr. James G. Pendleton
April 27, 1998
Page 3 of 6

the NASD, the OTS and such state securities commissioners and other regulatory agencies as required by applicable law.

6.   Representations, Warranties and Covenants.  The Agency Agreement will
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provide for customary representations, warranties and covenants by the Bank and
Webb, and for the Company to indemnify Webb and their controlling persons (and, if applicable, the members of the selling group and their controlling persons), and for Webb to indemnify the Bank and the Company against certain liabilities, including, without limitation, liabilities under the Securities Act of 1933.

7.   Fees.  For the services hereunder, the Bank and/or Company shall pay the
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following fees to Webb at closing unless stated otherwise:

     (a) A Management Fee of $25,000 payable in four consecutive monthly installments of $6,250 commencing with the signing of this letter. Such fees shall be deemed to have been earned when due. Should the Conversion be terminated for any reason not attributable to the action or inaction of Webb, Webb shall have earned and be entitled to be paid fees accruing through the stage at which point the termination occurred. This Management Fee shall be applied against the Success Fee described below.

     (b) A Success Fee of 1.5% of the aggregate Purchase Price of Common Stock sold in the Subscription Offering and Community Offering excluding shares purchased by the Bank's officers, directors, or employees (or members of their immediate families) plus any ESOP, tax-qualified or stock based compensation plans (except IRA's) or similar plan created by the Bank for some or all of its directors or employees. The Success Fee shall be reduced by the Management Fee described in (a) above.

     (c) If any shares of the Company's stock remain available after the subscription offering, at the request of the Bank, Webb will seek to form a syndicate of registered broker-dealers to assist in the sale of such common stock on a best efforts basis, subject to the terms and conditions set forth in the selected dealers agreement. Webb will endeavor to distribute the common stock among dealers in a fashion which best meets the distribution objectives of the Bank and the Plan of Conversion. Webb will be paid a fee not to exceed 5.5% of the aggregate Purchase Price of the shares of common stock sold by them. Webb will pass onto selected broker-dealers, who assist in the syndicated community, an amount competitive with gross underwriting discounts charged at such time for comparable amounts of stock sold at a comparable price per share in a similar

Mr. James G. Pendleton
April 27, 1998
Page 4 of 6

          market environment. Fees with respect to purchases affected with the assistance of a broker/dealer other than Webb shall be transmitted by Webb to such broker/dealer. THE DECISION TO UTILIZE SELECTED BROKER-DEALERS WILL BE MADE BY THE BANK upon consultation with Webb. In the event, with respect to any stock purchases, fees are paid pursuant to this subparagraph 7(c), such fees shall be in lieu of, and not in addition to, payment pursuant to subparagraph 7(a) and 7(b).

8.   Additional Services.  WEBB FURTHER AGREES TO PROVIDE FINANCIAL ADVISORY
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ASSISTANCE TO THE COMPANY AND THE BANK FOR A PERIOD OF ONE YEAR FOLLOWING
COMPLETION OF THE CONVERSION, INCLUDING FORMATION OF A DIVIDEND POLICY AND SHARE REPURCHASE PROGRAM, ASSISTANCE WITH SHAREHOLDER REPORTING AND SHAREHOLDER RELATIONS MATTERS, GENERAL ADVICE ON MERGERS AND ACQUISITIONS AND OTHER RELATED FINANCIAL MATTERS, WITHOUT THE PAYMENT BY THE COMPANY AND THE BANK OF ANY FEES IN ADDITION TO THOSE SET FORTH IN SECTION 7 HEREOF. Nothing in this Agreement shall require the Company and the Bank to obtain such services from Webb. Following this initial one year term, if both parties wish to continue the relationship, a fee will be negotiated and an agreement entered into at that time.

9.   Expenses.  The Bank will bear those expenses of the proposed offering
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customarily borne by issuers, including, without limitation, regulatory filing fees, SEC, "Blue Sky," and NASD filing and registration fees; the fees of the Bank's accountants, attorneys, appraiser, transfer agent and registrar, printing, mailing and marketing and syndicate expenses associated with the Conversion; the fees set forth in Section 7; and fees for "Blue Sky" legal work. If Webb incurs expenses on behalf of Client, Client will reimburse Webb for such expenses.

Webb's reasonable out-of-pocket expenses, including costs of travel, meals and lodging, photocopying, telephone, facsimile and couriers, not to exceed $5,000, and reasonable fees and expenses of counsel (such fees of counsel will not be incurred without the prior approval of Client). The selection of such counsel will be done by Webb, with the approval of the Bank. Such reimbursement of legal fees will not exceed $30,000.

10.  Conditions.  Webb's willingness and obligation to proceed hereunder shall
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be subject to, among other things, satisfaction of the following conditions in
Webb's opinion, which opinion shall have been formed in good faith by Webb after reasonable determination and consideration of all relevant factors: (a) full and satisfactory disclosure of all relevant material, financial and other information in the disclosure documents and a determination by Webb, in its sole discretion, that the sale of stock on the terms proposed is reasonable given such disclosures; (b) no material adverse change in the condition or operations of the Bank subsequent to the execution of the agreement; and (c) no adverse market conditions at the time of offering which in Webb's opinion make the sale of the shares by the Company inadvisable.

Mr. James G. Pendleton
April 27, 1998
Page 5 of 6

11.  Benefit.  This Agreement shall inure to the benefit of the parties hereto
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and their respective successors and to the parties indemnified pursuant to the terms and conditions of the Agency Agreement and their successors, and the obligations and liabilities assumed hereunder by the parties hereto shall be binding upon their respective successors provided, however, that this Agreement shall not be assignable by Webb.

12.  Definitive Agreement.  This letter reflects Webb's present intention of
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proceeding to work with the Bank on its proposed conversion.  It does not create a binding obligation on the part of the Bank, the Company or Webb except as to the agreement to maintain the confidentiality of non-public information set forth in Section 3, the payment of certain fees as set forth in Section 7(a) and 7(b) and the assumption of expenses as set forth in Section 9, all of which shall constitute the binding obligations of the parties hereto and which shall survive the termination of this Agreement or the completion of the services furnished hereunder and shall remain operative and in full force and effect.
You further acknowledge that any report or analysis rendered by Webb pursuant to this engagement is rendered for use solely by the management of the Bank and its agents in connection with the Conversion. Accordingly, you agree that you will not provide any such information to any other person without our prior written consent.

Webb acknowledges that in offering the Company's stock no person will be authorized to give any information or to make any representation not contained in the offering prospectus and related offering materials filed as part of a registration statement to be declared effective in connection with the offering. Accordingly, Webb agrees that in connection with the offering it will not give any unauthorized information or make any unauthorized representation. We will be pleased to elaborate on any of the matters discussed in this letter at your convenience.

It is further agreed that Webb will have enough personnel on hand at the Bank to handle all transactions without the use of the Bank Personnel.

It is further agreed that if by cause of the federal regulators the process is delayed or extended the cost of this delay will be the cost of Webb and not an Additional cost to the Bank. This means as to the costs listed in sections 7, 8 and 9 above.

Mr. James G. Pendleton
April 27, 1998
Page 6 of 6

If the foregoing correctly sets forth our mutual understanding, please so indicate by signing and returning the original copy of this letter to the undersigned.

Very truly yours,

CHARLES WEBB & COMPANY
a Division of KEEFE, BRUYETTE & WOODS, INC.


By:        /s/ Harold T. Hanley III
           ------------------------
           Harold T. Hanley III
           Senior Vice President

FIRST FEDERAL BANK, F.S.B.

By:  /s/ James G. Pendleton                      5/14/98
     ----------------------                    ------------
     James G. Pendleton                            Date
     Chairman & Chief Executive Officer

                                   EXHIBIT A
                                   ---------

                         CONVERSION SERVICES PROPOSAL
                         TO FIRST FEDERAL BANK, F.S.B.



Charles Webb & Company provides thrift institutions converting from mutual to stock form of ownership with a comprehensive program of conversion services designed to promote an orderly, efficient, cost-effective and long-term stock distribution. The following list is representative of the conversion services, if appropriate, we propose to perform on behalf of the Bank.

General Services
----------------

Assist management and legal counsel with the design of the transaction structure.

Analyze and make recommendations on bids from printing, transfer agent, and appraisal firms.

Assist officers and directors in obtaining Bank loans to purchase stock, if requested.

Assist in drafting and distribution of press releases as required or appropriate.

Conversion Offering Enhancement Services
----------------------------------------

Establish and manage Stock Information Center at the Bank. Stock Information Center personnel will track prospective investors; record stock orders; mail order confirmations; provide the Bank's senior management with daily reports; answer customer inquiries; and handle special situations as they arise.

Assign Webb's personnel to be at the Bank through completion of the Subscription and Community Offerings to manage the Stock Information Center, meet with prospective shareholders at individual and community information meetings, solicit local investor interest through a tele-marketing campaign, answer inquiries, and otherwise assist in the sale of stock in the Subscription and Community Offerings. This effort will be lead by a Principal of Webb/KBW.

Create target investor list based upon review of the Bank's depositor base.

Provide intensive financial and marketing input for drafting of the prospectus.

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Prepare other marketing materials, including prospecting letters and brochures, and media advertisements.

Arrange logistics of community information meeting(s) as required.

Prepare audio-visual presentation by senior management for community information meeting(s).

Prepare management for question-and-answer period at community information meeting(s).

Attend and address community information meeting(s) and be available to answer questions.

Broker-Assisted Sales Services.
------------------------------

Arrange for broker information meeting(s) as required.

Prepare audio-visual presentation for broker information meeting(s).

Prepare script for presentation by senior management at broker information meeting(s).

Prepare management for question-and-answer period at broker information meeting(s).

Attend and address broker information meeting(s) and be available to answer questions.

Produce confidential broker memorandum to assist participating brokers in selling the Bank's common stock.